Alpha Metallurgical Resources, Inc.
PERFORMANCE STOCK UNIT AWARD AGREEMENT
This Performance Stock Unit Award Agreement (“Agreement”) is entered into by and between Alpha Metallurgical Resources, Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of a Performance Award (the “Award”) in the form of performance-based Restricted Stock Units (the “PSUs”) granted to the Participant under the 2018 Long-Term Incentive Plan (the “Plan”).
Participant’s Name:

Award Type	“Date of Grant”	“Target PSUs”	“Vesting Date”	“Performance Period”
Performance-Based Restricted Stock Units (the “PSUs”)	January 24, 2024	Relative TSR Units: [X] NFDL Units: [X] FPS Units: [X] YPD Units: [X]	January 24, 2027	January 1, 2024 through December 31, 2026
Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant the Award of PSUs with a Date of Grant, amount of Relative TSR Units, NFDL Units, FPS Units and YPD Units, respectively, Vesting Date and Performance Period, as set forth above. Capitalized terms used but not otherwise defined herein, in the attached Terms and Conditions or in Appendix A shall have the meanings ascribed to such terms in the Plan.
IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

ALPHA METALLURGICAL RESOURCES, INC.		PARTICIPANT

By:	/s/ Roger L. Nicholson
	Name: Roger L. Nicholson	Name:
Title: EVP – CAO, General Counsel and Secretary

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:
Alpha Metallurgical Resources, Inc.
340 Martin Luther King Jr. Blvd.
Bristol, TN 37620
Attn: Matt Franklin

Alpha Metallurgical Resources, Inc.
2018 LONG-TERM INCENTIVE PLAN
Terms and Conditions of PSU Grant
1.GRANT OF PSUs. The Award has been granted to the Participant as an incentive for the Participant to continue to provide services to the Company or its Affiliate or Subsidiary and to align the Participant’s interests with those of the Company. Each PSU earned under the Award (“Earned PSUs”) will correspond to one Common Share. The Award constitutes a contingent and unsecured promise by the Company to deliver one Common Share on the settlement date for each PSU earned, as set forth in Section 3.
2.VESTING. The Award shall vest as to a number of PSUs on the Vesting Date, subject to (i) the Participant’s continuous service with the Company or any Affiliate or Subsidiary through the Vesting Date (the “Service Condition”) and (ii) the satisfaction of the performance conditions set forth in Appendix A (the “Performance Conditions”) measured as of December 31, 2026 (the “Measurement Date”). The PSUs shall, subject to the terms of the Company’s Key Employee Separation Plan, as applicable, be immediately forfeited in their entirety without any delivery of Common Shares or other payment to the Participant upon a termination of Participant’s employment or service with the Company or any Affiliate or Subsidiary for any reason on or prior to the Vesting Date. In the event of a Change in Control, the PSUs will be treated in accordance with the terms of the Plan.
3.SETTLEMENT. Except as otherwise set forth in the Plan, any Earned PSUs will be settled in Common Shares, and the Participant shall receive the number of Common Shares that corresponds to the number of Earned PSUs that become vested as of the Vesting Date based on the satisfaction of the Performance Conditions. Common Shares shall be delivered on the date that is no later than forty-five (45) days following the Vesting Date, as determined in the Committee’s sole discretion.
4.DIVIDEND EQUIVALENT PAYMENTS. Until the PSUs settle in Common Shares, if the Company pays a dividend on Common Shares during the Performance Period, the Participant will become entitled as of the Vesting Date to a payment in the same amount as the dividend the Participant would have received if he or she held Common Shares in respect of his or her Earned PSUs immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any PSU that is cancelled or forfeited prior to the Vesting Date or that is otherwise not earned under the terms of the Award. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Common Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents within forty-five (45) days of the Vesting Date.
5.NONTRANSFERABILITY. No portion of the Award may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the Award as provided herein, unless and until payment is made in respect of any Earned PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Common Shares issuable hereunder, unless otherwise provided by the Committee.
6.TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company establishes, tax or other withholding obligations arising upon vesting and settlement (as applicable) of any Earned PSUs may be satisfied, in the Committee’s sole discretion, by having the Company or the Participant’s employer withhold Common Shares, tendering Common Shares or by having the Company or the Participant’s employer withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Common Shares withheld or tendered will be valued using the Fair Market Value of the Common Shares on the date the Award settles. In order to comply with applicable accounting standards or the Company's policies in effect from time to time, the Company may limit the amount of Common Shares that the Participant may have withheld or that the Participant may tender. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Participant’s employer may be required to withhold or account for taxes in more than one jurisdiction.
7.RIGHTS AS STOCKHOLDER. Except as set forth herein, the Participant will not have any rights as a stockholder in the Common Shares corresponding to any PSUs prior to settlement of any Earned PSUs.
8.SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates (or book entry) representing Common Shares issued upon settlement of any Earned PSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Common Shares if it determines that such an order is necessary or advisable.
9.COMPLIANCE WITH LAW AND POLICY. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Common Shares issued upon settlement of any Earned PSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with Company policy then in effect and any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.
10.MISCELLANEOUS.
(a)No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate or Subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any Affiliate or Subsidiary to modify the terms of or terminate the Participant’s employment or service at any time.
(b)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Common Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
(c)Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(d)Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 12(b) and 21 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the Award granted pursuant to this Agreement.
(e)Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
(f)Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Award granted hereunder and supersede all prior agreements and understandings.
(g)Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.
(h)Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.
(i)Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the Award, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the Award so that it does not become subject to Section 409A or a “specified employee” waiting period (as described below).
For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.
Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Participant’s termination of employment or service with the Company or any Affiliate or Subsidiary shall be made to the Participant until his or her termination of employment or service constitutes a “separation from service” within the meaning of Section 409A. Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a specified employee within the meaning of Section 409A, then to the extent necessary to avoid the imposition of taxes under Section 409A, the Participant shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of the Participant’s separation from service or (ii) the date of the Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 10(i) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to the Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.
Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or any Affiliate or Subsidiary be liable to the Participant on account of failure of the Award to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.
(j)If Participant is an executive officer of the Company, Participant acknowledges and agrees that the awards granted to the participant hereby, as well as those previously granted to Participant in connection with service as an executive officer, are subject to the Company’s Amended and Restated Executive Officer Incentive Compensation Recoupment Policy, as that policy may be amended from time to time by the Company’s board of directors.

Appendix A
Performance Stock Unit Award Agreement
Performance Conditions
1.PERFORMANCE CONDITIONS. The Relative TSR Units may be earned based on and subject to the achievement of Company TSR relative to the TSR of the Comparator Group during the Performance Period (the “Relative TSR Metric”). The NFDL Units may be earned based on and subject to the achievement of the Company’s annual average rate of Non-Fatal Days Lost (“NFDL”) metric during the Performance Period (the “NFDL Metric”). The FPS Units may be earned based on and subject to the achievement of the Company’s Underground Feet Per Shift (“FPS”) metric during the Performance Period (the “FPS Metric”). The YPD Units may be earned based on and subject to the achievement of the Company’s Surface Yards Per Day (“YPD”) metric during the Performance Period (the “YPD Metric”). Subject to Section 2 of the Terms and Conditions, the Performance Conditions shall be measured as of the Measurement Date in accordance with this Appendix A.
2.RELATIVE TSR METRIC. (a) Subject to Section 2(b) of this Appendix A and satisfaction of the Service Condition, the Relative TSR Units shall vest and become Earned PSUs based on the positioning of the Company TSR within the Comparator Group TSR, in accordance with the following table.

Performance Level	Company TSR Position within the Comparator Group	% of Relative TSR Units Earned
Below Threshold	Lowest	0%
Threshold	Second Lowest	50%
Target	Third Highest	100%
Maximum	Highest	200%
If, as of the Measurement Date, the Company TSR is between Performance Levels, then the Relative TSR Units shall vest and become Earned PSUs using straight line linear interpolation, based on the Comparator Group TSRs of the Comparator Group members that are positioned immediately above and below the Company. For example, if the Company TSR is the second highest among the Comparator Group with a 13% TSR, and the highest performing member of the Comparator Group had a 17% TSR and the third highest performing member of the Comparator Group had a 10% TSR, then straight line linear interpolation would result in a vesting percentage of the Relative TSR Units of 143%.
(b)    Notwithstanding the foregoing, if the Company TSR is below 0%, then the percentage of the Relative TSR Units that vest and become Earned PSUs shall not exceed 100%.
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(c)    The Company shall make the following adjustments to the calculation to be made with respect to the Relative TSR Units, as applicable:
(i)If a member of the Comparator Group is acquired by, or merges with, another company during the Performance Period, or announces such an acquisition or merger during the Performance Period, such member’s Comparator Group TSR shall be measured as of the date that is two business days prior to the announcement of such acquisition or merger; and
(ii)If a member of the Comparator Group files for bankruptcy, liquidation or reorganization during the Performance Period, such member of the Comparator Group shall be treated as having the lowest Comparator Group TSR.
3.NFDL METRIC. (a)    For each fiscal year during the Performance Period, the Committee shall establish threshold, target and maximum performance goals for achievement of the NFDL Metric during the applicable fiscal year, and shall certify NFDL Metric performance at the end of the applicable fiscal year. Subject to satisfaction of the Service Condition, the total NFDL Units shall vest and become Earned PSUs based on the Average Company NFDL of the fiscal years in the Performance Period, in accordance with the following table.

Performance Level	Average Company NFDL	% of NFDL Units Earned
Below Threshold	>112% of Target	0%
Threshold	112% of Target	50%
Target	100% of Target	100%
Maximum	81.5% of Target	200%
If, as of the Measurement Date, the Average Company NFDL is between Performance Levels, then straight-line linear interpolation shall be used to determine the percentage of the NFDL Units that shall vest and become Earned PSUs with respect to the NFDL Metric.
(b)    In the event of an acquisition, merger, disposition or other strategic event involving the Company that affects the Company’s NFDL rate potential, the Committee may make such adjustments to the calculation of the NFDL Metric as the Committee determines are appropriate in its sole discretion.
4.FPS AND YPD METRIC. (a) For each fiscal year during the Performance Period, the Committee shall establish threshold, target and maximum performance goals for achievement of the FPS and YPD Metric during the applicable fiscal year, and shall certify performance of the FPS and YPD Metric at the end of the applicable fiscal year. Subject to satisfaction of the Service Condition, the total FPS and total YPD Units shall vest and become Earned PSUs based on the Average Company FPS and YPD of the fiscal years in the Performance Period in accordance with the following table.

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Performance Level	Average Company FPS	% of FPS Units Earned
Below Threshold	<92% of Target	0%
Threshold	92% of Target	50%
Target	100% of Target	100%
Maximum	108% of Target	200%
If, as of the Measurement Date, the Average Company FPS and YPD is between Performance Levels, then straight line linear interpolation shall be used to determine the percentage of the FPS and YPD Units that shall vest and become Earned PSUs with respect to the FPS and YPD Metric.
(b)    In the event of an acquisition, merger, disposition or other strategic event involving the Company that affects the Company’s FPS and YPD potential, the Committee may make such adjustments to the calculation of the FPS and YPD Metric as the Committee determines are appropriate in its sole discretion.
5.DEFINITIONS.
(a)“Average Company FPS” means the average FPS performance for each fiscal year during the Performance Period, based on annual performance goals established by the Committee.
(b)“Average Company YPD” means the average YPD performance for each fiscal year during the Performance Period, based on annual performance goals established by the Committee.
(c)“Average Company NFDL” means the average NFDL performance for each fiscal year during the Performance Period, based on annual performance goals established by the Committee.
(d)“Company End Price” means the average of the closing prices of a Common Share for the 20 trading days ending on the Measurement Date.
(e)“Company Start Price” means the average of the closing prices of a Common Share for the 20 trading days ending on December 31, 2023.
(f)“Company TSR” means the total shareholder return of the Company over the Performance Period, as measured by (x) the Company End Price minus the Company Start Price (assuming dividends are reinvested as of the dividend payment date), divided by (y) the Company Start Price and multiplied by (z) 100.
(g)“Comparator Group” means Peabody Energy Corporation, Warrior Met Coal, Inc., Arch Resources, Inc., CONSOL Energy Inc. and Ramaco Resources, Inc.
(h)“Comparator Group End Price” means, with respect to a company that is part of the Comparator Group, the average of the closing prices of such company’s common shares on the principal exchange on which such shares are then traded for the 20 trading days ending on the Measurement Date.
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(i)“Comparator Group Start Price” means, with respect to a company that is part of the Comparator Group, the average of the closing prices of such company’s common shares on the principal exchange on which such shares are then traded for the 20 trading days ending on December 31, 2023.
(j)“Comparator Group TSR” means, with respect to a company that is part of the Comparator Group, such company’s total shareholder return over the Performance Period, as measured by (x) the Comparator Group End Price minus the Comparator Group Start Price (assuming dividends are reinvested as of the dividend payment date), divided by (y) such Comparator Group Start Price and multiplied by (z) 100.
(k)“Performance Period” means the period commencing on January 1, 2024 and ending on December 31, 2026.
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